Exhibit 99.2

Management’s Responsibility for Financial Reporting

The accompanying consolidated financial statements and all information in the annual report are the responsibility of management. These consolidated financial statements have been prepared by management in accordance with the accounting policies described in the notes to the consolidated financial statements. Where necessary, management has made informed judgments and estimates of the outcome of events and transactions. In the opinion of management, the consolidated financial statements have been prepared within acceptable limits of materiality and are in accordance with International Financial Reporting Standards appropriate in the circumstances. The financial information elsewhere in the annual report has been reviewed to ensure consistency with that in the consolidated financial statements.

Management maintains appropriate systems of internal control. Policies and procedures are designed to give reasonable assurance that transactions are appropriately authorized, assets are safeguarded from loss or unauthorized use and financial records are properly maintained to provide reliable information for preparation of financial statements. Deloitte LLP, Chartered Professional Accountants, has been engaged, as approved by a vote of the shareholders at the Company’s most recent Annual General Meeting, to audit the consolidated financial statements in accordance with Canadian generally accepted auditing standards and provide an independent auditor’s opinion. Their report is presented with the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Board exercises this responsibility through the Audit Committee of the Board. This Committee, which is comprised of a majority of non-management Directors, meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged and to review the consolidated financial statements before they are presented to the Board of Directors for approval. The consolidated financial statements have been approved by the Board of Directors on the recommendation of the Audit Committee.

/s/ J. Brian Kynoch	/s/ Darb S. Dhillon
J. Brian Kynoch	Darb S. Dhillon
President	Chief Financial Officer

March 16, 2022

Imperial Metals Corporation | December 31, 2021  |   Financial Statements | # 1

Independent Auditor's Report

To the Shareholders and the Board of Directors of Imperial Metals Corporation:

Opinion

We have audited the consolidated financial statements of Imperial Metals Corporation (the "Company"), which comprise the consolidated statements of financial position as at December 31, 2021 and 2020, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2021 and 2020, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards ("IFRS").

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards ("Canadian GAAS"). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matter

A key audit matter is the matter that, in our professional judgment, was of most significance in our audit of the consolidated financial statements for the year ended December 31, 2021. This matter was addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on this matter.

Mineral Properties —Impairment Analysis – Refer to Notes 2 and 4 to the financial statements

Key Audit Matter Description

The Company determined that impairment indicators exist at the Red Chris Mine, Mount Polley Mine and Huckleberry Mine cash generating units ("identified CGUs”) at December 31, 2021. The recoverable amount for the identified CGUs is the greater of the fair value less cost of disposal and the value in use. The value in use for these identified CGUs was calculated using discounted cash flow techniques which factor future metal prices, the amount of reserves, resources and exploration potential, the cost of bringing the project into production, production schedules, production costs, sustaining capital expenditures, future site reclamation costs, and a discount rate. As the recoverable amounts exceeded the carrying values for the identified CGUs, no impairment was recorded.

While there are several estimates and assumptions that are required to determine the recoverable amounts for the identified CGUs, the estimates and assumptions with the highest degree of subjectivity are future metal prices and the selected discount rates. This required a high degree of auditor judgment and an increased extent of audit effort, including the involvement of fair value specialists.

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How the Key Audit Matter Was Addressed in the Audit

Our audit procedures related to the future metal prices and the selected discount rates used in the calculation of the recoverable amounts for the identified CGUs included the following, among others:

•	With the assistance of fair value specialists, evaluated the reasonableness of:

- Future metal prices by comparing management’s forecasts to independent third-party forecasts.

- Discount rates by developing a range of independent estimates and comparing to the discount rates selected by management.

Other Information

Management is responsible for the other information. The other information comprises:

•	Management's Discussion and Analysis

•	The information, other than the financial statements and our auditor’s report thereon, in the Annual Report.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon. In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

The Annual Report is expected to be made available to us after the date of the auditor's report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

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As part of an audit in accordance with Canadian GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor's report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The engagement partner on the audit resulting in this independent auditor’s report is Leigh Derksen.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, British Columbia

March 16, 2022

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CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

expressed in thousands of Canadian dollars

	Notes	December 31 2021	December 31 2020
ASSETS
Current Assets
Cash		$33,308	$34,019
Marketable securities		81	130
Trade and other receivables	5	8,887	5,968
Inventory	3	27,616	12,420
Prepaid expenses and deposits		3,603	2,840
		73,495	55,377
Mineral Properties	4	1,064,720	979,484
Other Assets	3, 6	38,087	45,230
Deferred Income Tax Assets	14	10,039	11,230
		$1,186,341	$1,091,321
LIABILITIES
Current Liabilities
Trade and other payables		$59,582	$44,170
Taxes payable		91	313
Provision for rehabilitation costs		486	762
Short term debt	7	29,500	-
Current portion of debt	8	2,896	840
		92,555	46,085
Provision for Rehabilitation Costs		-	308
Non-Current Debt	8	2,579	1,582
Future Site Reclamation Provisions	9	147,622	127,828
Deferred Income Tax Liabilities	14	180,489	187,035
		423,245	362,838
EQUITY
Share Capital	10	379,570	319,216
Contributed Surplus		41,385	41,028
Currency Translation Adjustment		7,604	7,632
Retained Earnings		334,537	360,607
		763,096	728,483
		$1,186,341	$1,091,321
Commitments and Pledges	19
Contingent Liabilities	20

See accompanying notes to these consolidated financial statements.

Approved by the Board and authorized for issue on March 16, 2022

/s/ Larry G. Moeller	/s/ J. Brian Kynoch
Director	Director

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CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

Years Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

	Notes	2021	2020
Revenue		$133,591	$148,097
Cost of Sales	11	(123,162)	(127,470)
Income from Mine Operations		10,429	20,627
General and Administration		(4,386)	(3,352)
Idle Mine Costs		(24,884)	(22,342)
Mine Restart Costs		(11,350)	-
Reversal of Impairment on Exploration and Evaluation Assets, net of write downs	4	3,634	-
Interest Expense		(1,497)	(1,358)
Other Finance Loss	12	(2,599)	(2,472)
Other Income		31	31
Loss before Taxes		(30,622)	(8,866)
Income and Mining Tax Recovery	14	4,552	3,974
Net Loss		(26,070)	(4,892)
Other Comprehensive Loss
Currency translation adjustment		(28)	(130)
Total Comprehensive Loss		$(26,098)	$(5,022)

Loss Per Share
Basic	15	$(0.19)	$(0.04)
Diluted	15	$(0.19)	$(0.04)

Weighted Average Number of Common Shares Outstanding
Basic		135,223,279	128,490,174
Diluted		135,223,279	128,490,174

See accompanying notes to these consolidated financial statements.

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CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Years Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

	Share Capital			Currency
	Number of Shares	Amount	Contributed Surplus	Translation Adjustment	Retained Earnings	Total
Balance December 31, 2019	128,490,174	$319,216	$40,302	$7,762	$365,499	$732,779
Share based compensation expense	-	-	726	-	-	726
Total comprehensive loss	-	-	-	(130)	(4,892)	(5,022)
Balance December 31, 2020	128,490,174	$319,216	$41,028	$7,632	$360,607	$728,483

Balance December 31, 2020	128,490,174	$319,216	$41,028	$7,632	$360,607	$728,483
Rights offering (Note 10)	12,853,267	60,208	-	-	-	60,208
Exercised options	48,750	146	(48)	-	-	98
Share based compensation expense	-	-	405	-	-	405
Total comprehensive loss	-	-	-	(28)	(26,070)	(26,098)
Balance December 31, 2021	141,392,191	$379,570	$41,385	$7,604	$334,537	$763,096

See accompanying notes to these consolidated financial statements.

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CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2021 and 2021

expressed in thousands of Canadian dollars, except share and per share amounts

	Notes	2021	2020
OPERATING ACTIVITIES
Net Loss		$(26,070)	$(4,892)
Items not affecting cash flows
Deferred mining and income tax recovery	14	(5,279)	(4,326)
Depletion and depreciation		40,953	40,288
Write down of exploration cost		523	-
Reversal of impairment on exploration costs		(4,157)	-
Share based compensation		405	726
Accretion of future site reclamation provisions		3,110	2,764
Interest expense		1,497	1,358
Unrealized foreign exchange losses		31	1,113
Other		21	(122)
		11,034	36,909
Net change in non-cash operating working capital balances	13	6,183	(10,302)
Income and mining taxes paid		(949)	(483)
Interest paid		(1,252)	(1,241)
Cash provided by operating activities		15,016	24,883

FINANCING ACTIVITIES
Proceeds from short term debt		55,000	-
Repayment of short term debt		(25,500)	(437)
Proceeds from non-current debt		10,000	-
Repayment of non-current debt		(10,049)	-
Share capital issued for rights offering, net of issue costs		60,132	-
Share capital issued for exercised options		98	-
Lease payments	8	(2,467)	(1,060)
Cash provided by (used in) financing activities		87,214	(1,497)

INVESTING ACTIVITIES
Acquisition and development of mineral properties	4	(102,192)	(73,601)
Net change in investing working capital balances		(712)	(1,040)
Payments of other obligations		-	(3,933)
Proceeds on sale of mineral properties		27	438
Other investing items		(29)	(45)
Cash used in investing activities		(102,906)	(78,181)

EFFECT OF FOREIGN EXCHANGE ON CASH		(35)	(1,139)
DECREASE IN CASH		(711)	(55,934)
CASH, BEGINNING OF YEAR		34,019	89,953
CASH, END OF YEAR		$33,308	$34,019

See accompanying notes to these consolidated financial statements.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

1.	NATURE OF OPERATIONS

Imperial Metals Corporation (the “Company”) is incorporated under the laws of the Province of British Columbia, Canada, and its principal business activity is the exploration, development, and production of base and precious metals from its mineral properties. The head office, principal address and registered and records office of the Company are located at 580 Hornby Street, Suite 200, Vancouver, British Columbia, Canada V6C 3B6. The Company’s shares are listed as symbol “III” on the Toronto Stock Exchange.

The Company’s key projects are:

•	30% interest in the Red Chris copper-gold mine in northwest British Columbia; and

•	Mount Polley copper-gold mine in central British Columbia.

These consolidated financial statements have been prepared on a going concern basis which assumes the Company will continue operating in the foreseeable future and will be able to service its debt obligations, realize its assets and discharge its liabilities in the normal course as they come due. The Company has in place a planning, budgeting, and forecasting process to determine the funds required to support the Company’s operations and expansionary plans.

In March 2020, the World Health Organization declared a global pandemic related to COVID-19. Although, the widespread impact of COVID-19 on global commerce have been far-reaching, it had limited adverse effect on the Company's operating and financing capabilities as Mount Polley and Huckleberry mine sites have been on care and maintenance during 2020-2021 periods. We continue to act to protect the safety and health of our employees, contractors and the communities in which we operate in accordance with guidance from governments and public health authorities. Should the length or severity of the pandemic be prolonged for an extended period, this could have a significant adverse impact on the Company's financial position and results of operations for future periods.

2.	SIGNIFICANT ACCOUNTING POLICIES

Statement of Compliance

These consolidated financial statements were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The preparation of consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, revenue and expenses. Actual results may differ from these estimates.

Basis of Presentation

The Company’s consolidated financial statements and those of all of its controlled subsidiaries are presented in Canadian dollars as this is the presentation and functional currency for all its operations except for the Company’s US subsidiary, Sterling Gold Mining Corporation, which has US dollars as its functional currency.

These consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments measured at fair value.

Basis of Consolidation

These consolidated financial statements include the accounts of the Company and those entities which are controlled by the Company. Control is achieved when the Company has power over the investee; is exposed to or has rights to variable returns from its investment with the investee; and has the ability to use its power to affect its returns. All inter-company balances, transactions, revenues and expenses have been eliminated upon consolidation.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Joint Ventures

A joint venture is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control and whereby each party has rights to the net assets of the arrangement. Joint control is considered to exist when all parties to the joint arrangement are required to reach unanimous consent over decisions about relevant business activities pertaining to the contractual arrangement. Interests in joint ventures are recognized as an investment and accounted for using the equity method of accounting.

Joint Operations

A joint operation is a contractual arrangement whereby two or more parties undertake an economic activity that is subject to joint control and whereby each party has rights to the assets and liabilities relating to the arrangement. Joint control is considered to exist when all parties to the joint arrangement are required to reach unanimous consent over decisions about relevant business activities pertaining to the contractual arrangement. Interests in joint operations are accounted for by recognizing the Company’s share of assets, liabilities, revenues and expenses incurred jointly.

Joint Operations Without Sharing Control

The Company participates in an unincorporated arrangement relating to its interest in the Red Chris mine and has rights to its share of the undivided assets, liabilities, revenues and expenses of the property, subject to the arrangement, rather than a right to a net return, and does not share joint control. All such amounts are measured in accordance with the terms of the arrangement, which is based on the Company’s proportionate interest in the asset, liabilities, revenues and expenditures of the property and recorded in the financial statements in the appropriate line items according to their nature. The Company’s proportionate share includes certain adjustments to ensure consistency of accounting policies with those of the Company.

Business Combinations and Goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interests (“NCI”) in the acquiree. For each business combination, the Company elects whether to measure the NCI in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.

When the Company acquires a business, it assesses the assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. Mineral reserves, resources and exploration potential that can be reliably measured are recognized separately in the assessment of fair values on acquisition. Other potential reserves, resources and rights, for which fair values cannot be reliably measured, are not recognized separately, but instead are subsumed in goodwill.

If the business combination is achieved in stages, any previously held equity interest is re-measured at its acquisition-date fair value, and any resulting gain or loss is recognized in the statement of profit or loss and other comprehensive income. It is then considered in the determination of goodwill.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 is measured at fair value, with changes in fair value recognized in profit or loss in the statement of profit or loss and other comprehensive income in accordance with IFRS 9. Other contingent consideration that is not within the scope of IFRS 9 is measured at fair value at each reporting date with changes in fair value recognized in profit or loss.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognized for NCI over the fair value of the identifiable net assets acquired and liabilities assumed). If the fair value of the identifiable net assets acquired is in excess of the aggregate consideration transferred, the Company reassesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in statement of profit or loss and other comprehensive income.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses, if any. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Company’s cash-generating units (CGUs) that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Inventory

Copper concentrates, inclusive of contained gold and silver, and costs associated with stockpile ore are valued on a first in first out basis at the lower of production cost to produce saleable metal and net realizable value. Net realizable value is calculated as described under “Revenue Recognition”. Production costs include direct labour, operating materials and supplies, transportation costs and applicable overhead, and depletion and depreciation.

Stores and supplies inventories are valued at the lower of cost and net realizable value. Cost includes acquisition cost and any directly related costs, including freight.

The portion of the ore stockpile and supplies that are to be processed/used more than 12 months from the reporting date and critical spare items, which might impact production if unavailable, are classified as other assets.

Materials and supplies are valued at the lower of cost or net realizable value. Any provision for obsolescence is determined by reference to specific items of stock and a general allowance for obsolescence. A regular review is undertaken to determine the extent of any provision for obsolescence.

Mineral Properties

Mineral properties represent capitalized expenditures related to the development of mining properties, related plant and equipment, expenditures related to exploration activities and expenditures arising from property acquisitions. Capitalized costs include interest and financing costs for amounts borrowed to develop mining properties and construct facilities, and operating costs, net of revenues, incurred prior to the commencement of commercial production.

The costs associated with mineral properties are separately allocated to reserves, resources and exploration potential, and include acquired interests in production, development and exploration stage properties representing the fair value at the time they were acquired. The value associated with resources and exploration potential is the value beyond proven and probable reserves assigned through acquisition. The value allocated to reserves is depleted on a unit-of-production method over the estimated recoverable proven and probable reserves at the mine. The reserve value is noted as mineral properties being depleted in Note 4.

The resource value represents the property interests that are contained in the measured and indicated resources that are not within the proven and probable reserves. Exploration potential is (i) mineralization included in inferred resources; (ii) areas of potential mineralization not included in any resource category.

Resource value and exploration potential value is noted as mineral properties not being depleted in Note 4. At least annually or when otherwise appropriate and subsequent to its review and evaluation for impairment, value from the non-depletable category is transferred to the depletable category if resources or exploration potential have been converted into reserves.

Capitalized costs for mineral properties being depleted are depleted by property using the unit-of-production method over the estimated recoverable proven and probable reserves at the mines to which they relate.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Commencement of Commercial Production

On the commencement of commercial production, net costs are charged to operations using the unit-of-production method by property based upon estimated recoverable reserves.  Management considers a number of factors related to the ability of a property to operate at its design capacity over a specified period of time in determining when a property has reached commercial production. These factors include production levels as intended by management, plant throughput quantities, recovery rates, and number of uninterrupted days of production.

Property, Plant and Equipment

Property, plant and equipment is carried at cost, less accumulated depreciation and accumulated impairment losses. Capitalized costs include the fair value of consideration given to acquire or construct an asset, capitalized interest related to that asset and includes the direct charges associated with bringing the asset to the location and condition necessary for placing it into use along with the future cost of dismantling and removing the asset.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

The costs of major overhauls of parts of property, plant and equipment is recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company, and its cost can be measured reliably. The carrying amount of the replaced part is derecognized. The costs of the day-to-day servicing of property, plant and equipment are recognized in income or loss as incurred.

Milling equipment and related buildings, intangible assets used in production, and tailings facilities are depleted on a unit-of-production basis over the estimated recoverable proven and probable reserves at the mines to which they relate.

Mobile mine equipment and vehicles are depreciated over the estimated useful lives of the assets either on a unit-of-production basis or using the straight line method with useful lives of 4-12 years. Office, computer and communications equipment are depreciated using the straight line method with useful lives of 4-5 years. The estimated residual value and useful lives are reassessed at each year end and depreciation expense is adjusted on a prospective basis.

Stripping Costs

Costs associated with the removal of overburden and rock that are incurred in the production phase of mining operations are included in the cost of the inventory produced in the period in which they are incurred, except when the charges represent a betterment to the mineral property. Charges represent a betterment to the mineral property when the stripping activity provides access to reserves that will be produced in future periods that would not have been accessible without the stripping activity. When charges are deferred in relation to a betterment, the charges are amortized over the reserve accessed by the stripping activity using the unit-of-production method as these reserves will directly benefit from the deferred stripping costs incurred.

Assessment of Impairment

Management reviews the carrying value of exploration and evaluation properties at the end of each reporting period for evidence of impairment. This review is generally made with reference to timing of exploration work, work programs proposed, and the exploration results achieved by the Company and by others in the related area of interest.

Post-feasibility exploration properties, producing mining properties and plant and equipment are reviewed at the end of each reporting period for evidence of impairment at the cash generating unit (CGU) level.  A CGU is defined as the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets.  If any such indication exists, the entity shall estimate the recoverable amount of the CGU to determine if it exceeds the CGU’s carrying value.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

The recoverable amount for a CGU is the greater of the fair value less cost of disposal (FVLCD) and the value in use.  Fair value less cost of disposal is the amount that would be received by the Company to sell a CGU in a transaction between arms-length parties less any costs directly attributable to the disposal of the CGU.  Value in use is the present value of future cash flows expected to be derived by the Company from the CGU, which is estimated using discounted cash flow techniques.  When it is not possible to determine fair value less cost of disposal by quotes from an active market, a written offer to purchase the CGU, or a binding sales agreement to purchase the CGU, the Company estimates the fair value less cost of disposal using discounted cash flow techniques.  Resources in the measured and indicated categories are valued using estimated fair values based on market transactions.

Discounted cash flow techniques are dependent on a number of factors, including future metal prices, the amount of reserves, resources and exploration potential, the cost of bringing the project into production, production schedules, production costs, sustaining capital expenditures, and future site reclamation costs. Additionally, the reviews take into account factors such as political, social, legal and environmental regulations. These factors may change due to changing economic conditions or the accuracy of certain assumptions and, hence, affect the recoverable amount. The Company uses its best efforts in assessing these factors.

Post-feasibility exploration properties, producing mining properties and plant and equipment that have been impaired in prior periods are tested for evidence of possible impairment reversal whenever events or significant changes in circumstances indicate that the impairment may have been reversed. Indicators of a potential reversal of an impairment loss mainly mirror the indicators present when the impairment was originally recorded

An impairment loss or reversal thereof is recognized in income or loss to the extent that the carrying amount exceeds or is below the recoverable amount.

Leases

•	Right-of-use assets. The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

•	Lease liabilities. At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period on which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

•	Short-term leases and leases of low-value assets. The Company applies the short-term lease recognition exemption to its short-term leases of machinery and equipment (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value. Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

•	Significant judgement in determining the lease term of contracts with renewal options. The Company determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Company applies judgement in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

Future Site Reclamation Costs

The Company’s mining and exploration activities are subject to various statutory, contractual or legal obligations for protection of the environment. At the date the obligation is incurred, the Company records a liability, discounted to net present value, for the best estimate of future costs to retire an asset including costs for dismantling, remediation and ongoing treatment and monitoring of the site. The present value is determined using a pre-tax interest rate reflecting the time of value of money. The liability is accreted over time to the estimated amount ultimately payable through periodic charges to income or loss. The estimated present value of the future site reclamation costs are reviewed for material changes at each reporting date and re-measured at least annually or when there are significant changes in the assumptions giving rise to the estimated cash flows.

Future site reclamation costs are capitalized as part of the carrying value of the related mineral property at its initial discounted value and amortized over the useful life of the mineral property using the unit-of-production method. Subsequent changes to future site reclamation costs are recorded with a corresponding change to the carrying amounts of related mineral property.

Income and Mining Taxes

The Company accounts for income and mining taxes using the liability method. Under this method, deferred tax assets and deferred tax liabilities are recorded based on temporary differences between the financial reporting basis of the Company’s assets and liabilities and their corresponding tax basis. The future benefits of deferred tax assets, including unused tax losses and tax credits, are recognized to the extent that it is probable that taxable profit will be available against the deductible temporary difference and the tax loss and tax credits can be utilized. These deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws that are expected to apply when the tax liabilities or assets are to be either settled or realized.

In a business combination, temporary differences arise as a result of differences in the fair values of identifiable assets and liabilities acquired and their respective tax bases. Deferred tax assets and liabilities are recognized for the tax effects of these differences. Deferred tax assets and liabilities are not recognized for temporary differences arising from goodwill or from the initial recognition of assets and liabilities acquired in a transaction other than a business combination which does not affect either accounting or taxable income or loss. Government assistance, including investment tax credits, is credited against the expenditure generating the assistance when it is probable that the government assistance will be realized.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Revenue Recognition

The revenue from sale of concentrate is recognized at an amount that reflects the consideration that the Company expects to receive. The Company established a five-step model to account for revenue arising from contracts with customers: to identify the contract(s) with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to each performance obligation and recognize revenue as each performance obligation is satisfied. The Company exercises judgement, taking into consideration all of the relevant facts and circumstances when applying each step of revenue recognition model to contracts with customers.

The revenue from the sale of concentrate is recognized at the point in time when control of the concentrate passes to the customer which occurs when title transfer to the customer which is generally on the date of shipment.

Revenue is recorded in the statement of income and comprehensive income net of treatment and refining costs and royalties paid to counterparties under terms of the off take arrangements. The estimated revenue is recorded based on metal prices and exchange rates on the date of shipment and is adjusted at each reporting date to the metal prices at the date of settlement. The actual amounts will be reflected in revenue upon final settlement, which could be as long as four to five months after the date of shipment. These adjustments reflect changes in metal prices and changes in quantities arising from final weight and assay calculations. The adjustments are constrained and are only recognized to the extent that it is highly probable that a significant reversal of in the amount of cumulative revenue recognized will not occur.

Financial Assets

Financial assets are initially measured at fair value and are subsequently measured at either amortized cost or fair value through profit or loss, depending on the classification of the financial assets.

The classification of assets is driven by the Company’s business model for managing financial assets and their contractual cash flow characteristics and the Company’s business model for managing them. Trade receivables that do not contain a significant financing component or for which the Company has applied the practical expedient for contracts that have a maturity of a year or less, are measured at the transaction price determined under IFRS 15 in accordance with revenue recognition accounting policy. For other financial assets, the Company initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transactions costs. The Company records the fair value of marketable securities at the reporting date using quoted market prices.

The Company has categorized its financial assets in accordance with International Financial Reporting Standard 9, Financial Instruments (“IFRS 9”) into one of the following two categories:

Fair Value Through Profit or Loss

Includes equity investments, gold and copper price contract assets, gold and copper swap contracts, copper forward contracts, and other financial assets designated to this category under the fair value option. The Company has assessed the contractual cash flows of its provisionally priced contracts in accordance with IFRS 9 and has classified these receivables as fair value through profit or loss (“FVTPL”).

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Financial Assets at Amortized Cost

Includes cash, future site reclamation deposits and trade receivables at amortized cost.

The fair value of financial instruments traded in active markets is based on quoted market prices at the date of the statement of financial position. The quoted market price used for financial assets held by the Company is the last bid price of the day.

Financial assets measured at amortized cost are subject to an allowance for expected credit losses based on the historic experience realizing these assets and information available about the probability of future collection. The Company applies a simplified lifetime expected credit loss model to measure expected credit losses for trade and other receivables that are not measured at FVTPL.

Impairment losses are recognized in income or loss in the period they occur based on the difference between the carrying amount and the present value of estimated future cash flows discounted at the original effective interest rate.

The Company recognizes an impairment gain or loss in profit or loss for its financial instruments with a corresponding adjustment to their carrying amount through a loss allowance account.

Financial Liabilities

Financial liabilities are accounted for at amortized cost except for those at FVTPL which includes liabilities designated as FVTPL and derivatives. Financial liabilities classified as FVTPL or those which are designated as FVTPL under the fair value option are measured at fair value with unrealized gains and losses recognized in net earnings. In cases where financial liabilities are designated as FVTPL, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the statements of operations. Financial liabilities at amortized cost are initially measured at fair value net of transaction costs, and subsequently measured at amortized cost.

The Company has classified its financial liabilities in accordance with IFRS 9 into one of the following two categories:

Fair Value Through Profit or Loss

Includes settlement payables related to copper price option contract liabilities.

Financial Liabilities at Amortized Cost

Includes trade and other payables and long-term debt.

Foreign Currency Translation

Items included in the financial statements of each of the Company’s subsidiaries are measured using the currency of the primary economic environment in which the entity operates (the functional currency). Foreign currency transactions are translated into the functional currency using the actual rate prevailing at the date of transaction. Each reporting period foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities not denominated in the functional currency of the entity are recognized in the statement of income and comprehensive income.

Assets and liabilities of entities with functional currencies other than Canadian dollars are translated at the period end rates of exchange, and the results of their operations are translated at the actual rate prevailing at the date of transaction. Equity is translated at historical cost. The resulting translation adjustments are included in currency translation adjustment in other comprehensive income. Additionally, foreign exchange gains and losses related to the settlement of certain intercompany loans are also included in equity as the settlement of these loans is neither planned nor likely to occur in the foreseeable future.

Foreign exchange gains and losses that relate to debt are presented in the statement of income and comprehensive income within “Finance Costs”. All other foreign exchange gains and losses are presented in the statement of income and comprehensive income within “General and Administration”.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Reportable Segment Information

The Company’s operations are primarily directed towards the exploration, development and production from its mineral properties in Canada. The Company has five reportable segments, Red Chris, including related exploration and development activities, Mount Polley, including related exploration and development activities, Huckleberry, including related exploration and development activities, Sterling, including related exploration and development activities and Corporate, including all other properties and related exploration and development activities.

Share Based Payments

The Company has a share option plan that provides all option holders the right to receive common shares in exchange for the options exercised which is described in Note 10. The fair value of each option award that will ultimately vest is estimated on the date of grant using the Black-Scholes option-pricing model. Compensation expense is determined when stock options are granted and recognized in operations over the vesting period of the option. Consideration received on the exercise of stock options is recorded as share capital and the related share-based amounts of contributed surplus are credited to share capital.

Borrowing Costs

The Company expenses borrowing costs when they are incurred, unless they are directly attributable to the acquisition of mineral properties or construction of property, plant and equipment extending over a period of more than twelve months.

Income (Loss) Per Common Share

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed in accordance with the treasury stock method and “if converted” method, as applicable, which uses the weighted average number of common shares outstanding during the period and also includes the dilutive effect of potentially issuable common shares from outstanding stock options, warrants and convertible debentures.

Significant Accounting Judgments, Estimates and Assumptions

The preparation of these consolidated financial statements in conformity with IFRS requires management to make judgments and estimates and form assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenue and expenses. Management uses historical experience and various other factors it believes to be reasonable under the given circumstances as the basis for its judgments and estimates. Actual outcomes may differ from these estimates under different assumptions and conditions.

(i)	Critical Judgments

Critical judgments exercised in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

Revenue Recognition

Determination of performance obligations. The Company applied judgement to determine if a good or service that is promised to a customer is distinct based on whether the customer can benefit from the good or service on its own or together with other readily available resources and whether the good or service is separately identifiable. Based on these criteria, the Company determined the primary performance obligation relating to its sales contracts is the delivery of the concentrates. Shipping and insurance services arranged by the Company for its concentrate sales customers that occur after the transfer of control are also considered to be performance obligations.

Transfer of control. Judgement is required to determine when transfer of control occurs relating to the sale of the Company’s concentrate to its customers. Management based its assessment on a number of indicators of control, which include, but are not limited to whether the Company has present right of payment, and whether the physical possession of the goods, significant risks and rewards and legal title have been transferred to the customer.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Variable consideration. Variable consideration should only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The Company identified a variable component of its revenue for concentrate sales relating to adjustments to the final sales price based on differences between the original and final assay results relating to the quantity and quality of concentrate shipments. Based on the Company’s proficiency in its assaying process, evidenced by the insignificant amount of historical adjustments from the initial to final assays, the Company concluded the variability in consideration caused by assaying results was negligible. Therefore, the Company does not expect a significant amount of reversal in revenue related to assaying differences.

Impairment of Mineral Properties

Both external and internal information is reviewed and considered by management in their assessment of whether there are indicators that mineral properties and goodwill are impaired. External sources of information include changes in the market, economic and legal environment, in which the Company operates, that are not within its control and affect the recoverable amount of its mineral properties, plant and equipment. The internal sources of information include the manner in which mineral properties, plant and equipment are being used or are expected to be used and indications of economic performance of assets. In determining the recoverable amounts of producing mineral properties and goodwill management estimates the discounted future pre-tax cash flows expected to be derived from the Company’s producing mineral properties. Reductions in commodity prices, increases in estimated future production and capital costs, reductions in mineral reserves and exploration potential and adverse economic events can result in impairment charges. In determining the economic recoverability and probability of future economic benefit of non-producing mineral properties management also considers geological information, likelihood of conversion of resources to reserves, estimated market values of measured and indicated resources, scoping and feasibility studies, permitting, infrastructure, development costs, and life of mine plans.

Interests in Other Entities

As part of its process in determining the classification of its interests in other entities, the Company applies judgment in interpreting these interests such as

•	the determination of the level of control or significant influence held by the Company;

•	the accounting standard’s applicability to the operations;

•	the legal structure and contractual terms of the arrangement;

•	concluding whether the Company has rights to assets and liabilities or to net assets of the arrangement; and

•	when relevant, other facts and circumstances.

The Company has determined that Newcrest Red Chris Joint Venture represents joint operations without sharing control and Ruddock Creek Joint Venture represented joint operations with shared control until the Company acquired 100% interest and dissolved the Ruddock Creek Joint Venture.

Functional Currency

The functional currency for each of the Company’s subsidiaries is the currency of the primary economic environment in which the entity operates. The Canadian dollar is the functional currency for all operations of the Company except for the Company’s US subsidiary which uses the US dollar as its functional currency. Determination of the functional currency involves certain judgments to determine the primary economic environment of each entity. If events and conditions in this environment change then the Company may need to reconsider the functional currency of these entities.

Contingencies

Contingencies can be either possible assets or liabilities arising from past events which, by their nature, will be resolved only when one or more uncertain future events occur or fail to occur. Such contingencies include, but are not limited to, environmental obligations, litigation, regulatory proceedings, tax matters and losses that result from other events and developments. The assessment of the existence and potential impact of contingencies inherently involves the exercise of significant judgement regarding the outcome of future events.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

(ii)  Critical Estimates and Assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below:

Reserve and Resource Estimates

The Company estimates its reserves and resources based on information compiled by Qualified Persons as defined in accordance with Canadian Securities Administrators National Instrument 43-101 Standards for Disclosure of Mineral Projects. There are numerous uncertainties inherent in estimating reserves and resources, including many factors beyond the Company’s control. Assumptions used in estimating reserves and resources include the forecast prices of commodities, exchange rates, production and capital costs, recovery rates and judgments used in engineering and geological interpretation of available data. Assumptions that are valid at the time of estimation may change significantly when new information becomes available.

Estimated reserves are used in the calculation of depreciation and depletion, impairment assessment on mineral properties and goodwill, assessment of life of pit stripping ratios and for forecasting the timing of future site reclamation costs. Therefore, changes in the estimates and assumptions used to determine reserves could have a material effect in the future on the Company’s financial position and results of operations.

Depletion and Depreciation of Mineral Properties

Depletion and depreciation of mineral properties is based on the estimated mineral reserves for each mineral property subject to depletion and estimated useful lives and depreciation rates for property, plant and equipment. Should asset life, depletion rates or depreciation rates differ from the initial estimate then this would impact the carrying value of the assets resulting in the adjustment being recognized in the consolidated statement of income.

Stripping Costs

The determination of costs associated with the removal of overburden and rock involve estimates related to whether or not these costs represent a betterment to the mineral property. Management uses several factors to determine whether to capitalize stripping costs including quantity and grade of materials being accessed, estimated future commodity prices, operating costs and life of mine plan. If any of these factors change then the determination of which materials are included in stripping costs may change resulting in higher mine operating costs in future periods.

Future Site Reclamation Provisions

Future site reclamation provisions represent management’s estimate of the present value of future cash outflows required to settle estimated reclamation obligations at the end of a mine’s life. The provision incorporates estimated future costs, inflation, and risks associated with the future cash outflows, discounted at the pre-tax interest rate reflecting the time value of money for the future cash outflows. Estimating the inflation rates and discount rates for obligations beyond 2051 requires significant management judgement due to its high degree of estimation uncertainty. Changes in any of these factors can result in a change to future site reclamation provisions and the related accretion of future site reclamation provisions. Changes to future site reclamation provisions are charged or credited to mineral properties and may result in changes to future depletion expense.

Provision for Rehabilitation Costs

The provision for rehabilitation costs represents management’s estimate of the future cash outflows required to settle the estimated rehabilitation costs related to the August 4, 2014 Mount Polley mine tailings dam breach. The provision incorporates the Company’s estimate of costs for rehabilitation, including geotechnical investigations, environmental monitoring, community relations, communications and related corporate support costs. The provision is based on the scope and timing of work as determined by the Company in consultation with regulatory agencies and incorporates the risks associated with each activity. Changes in any of these factors can result in a change to the provision for rehabilitation costs.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Income Taxes

In determining tax assets and liabilities and related tax expense management makes estimates of future taxable income, tax rates, expected timing of reversals of existing temporary differences and the likelihood that tax returns as filed by the Company will be assessed by taxation authorities as filed. Recoveries of deferred tax assets require management to assess the likelihood that the Company will generate sufficient taxable income in future periods to recognize the deferred tax assets. Estimates of future taxable income are based on forecast cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the deferred tax assets could be impacted.

Share Based Compensation

The Company uses the Black-Scholes Option Pricing Model for valuation of share based compensation. This pricing model requires the input of subjective assumptions including expected price volatility, interest rate and estimated forfeiture rate. Changes in these assumptions can materially affect the fair value estimate of share based compensation and the related equity accounts of the Company.

New Standards, Interpretations and Amendments

Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 – Interest Rate Benchmark Reform – Phase 2

In August 2020, the IASB issued amendments to IFRS 9, Financial Instruments (IFRS 9), IAS 39, Financial Instruments: Recognition and Measurement (IAS 39), IFRS 7, Financial Instruments: Disclosures (IFRS 7), IFRS 4, Insurance Contracts (IFRS 4) and IFRS 16, Leases (IFRS 16) as a result of Phase 2 of the IASB’s Interest Rate Benchmark Reform project. The amendments address issues arising in connection with reform of benchmark interest rates including the replacement of one benchmark rate with an alternative one. The amendments were effective January 1, 2021. These amendments did not affect our financial statements as the Company does not have financial instruments which are based on LIBOR settings.

Amendments to IAS 12 – Income Taxes

In May 2021, the IASB issued amendments to IAS 12, Income Taxes (IAS 12). The amendments will require companies to recognize deferred tax on particular transactions that, on initial recognition, give rise to equal amounts of taxable and deductible temporary differences. The proposed amendments will typically apply to transactions such as leases for the lessee and decommissioning and restoration obligations related to assets in operation. An entity is required to apply these amendments for annual reporting periods beginning on or after January 1, 2023. Early application is permitted. The amendments are applied to transactions that occur on or after the beginning of the earliest comparative period presented. We do not expect these amendments to have a material effect on our financial statements.

3.	INVENTORY

	December 31 2021	December 31 2020
Stockpile ore	$12,609	$9,873
Concentrate	7,410	1,725
Supplies	31,271	31,643
Total inventories	51,290	43,241
Less non-current inventories included in other assets (Note 6)	(23,674)	(30,821)
Total current inventories	$27,616	$12,420

During the year ended December 31, 2021, inventory of $115,309 was recognized in cost of sales (2020-$118,661) and an impairment charge of $133 (2020-$1,158) on stockpile ore, concentrate and supplies inventory was included in cost of sales.

At December 31, 2021, the Company had $23,736 (2020-$23,893) of inventory pledged as security for the credit facility (Note 7).

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

4.	MINERAL PROPERTIES

	Mineral	Mineral Properties not being Depleted
Cost	Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Total
Balance December 31, 2019	667,445	2,568	173,588	562,193	1,405,794
Additions and reclasses	20,676	13,801	(1,428)	40,605	73,654
Change in estimates of future site reclamation provisions	9,946	-	(43)	-	9,903
Disposals	-	-	-	(1,255)	(1,255)
Foreign exchange movement	-	-	(130)	(16)	(146)
Balance December 31, 2020	$698,067	$16,369	$171,987	$601,527	$1,487,950
Additions	15,558	33,488	2,865	56,673	108,584
Change in estimates of future site reclamation provisions	16,471	-	(62)	-	16,409
Disposals and write down	-	-	(531)	(1,471)	(2,002)
Reversal of impairment on exploration cost	-	-	4,157	-	4,157
Foreign exchange movement	-	-	(27)	(3)	(30)
Balance December 31, 2021	$730,096	$49,857	$178,389	$656,726	$1,615,068

	Mineral	Mineral Properties not being Depleted
Accumulated depletion & depreciation & impairment losses	Properties being Depleted	Projects not in Production	Exploration & Evaluation Assets	Plant & Equipment	Total
Balance December 31, 2019	263,156	-	1,645	204,832	469,633
Depletion and depreciation	17,613	-	-	22,065	39,678
Disposals	-	-	-	(829)	(829)
Foreign exchange movement	-	-	-	(16)	(16)
Balance December 31, 2020	$280,769	$-	$1,645	$226,052	$508,466
Depletion and depreciation	22,430	-	-	20,934	43,364
Disposals and write down	-	-	(8)	(1,471)	(1,479)
Foreign exchange movement	-	-	-	(3)	(3)
Balance December 31, 2021	$303,199	$-	$1,637	$245,512	$550,348
Carrying Amount
Balance December 31, 2019	$404,289	$2,568	$171,943	$357,361	$936,161
Balance December 31, 2020	$417,298	$16,369	$170,342	$375,475	$979,484
Balance December 31, 2021	$426,897	$49,857	$176,752	$411,214	$1,064,720

At December 31, 2021, the net carrying value of the deferred stripping costs was $22,806 (December 31, 2020-$21,001) and is included in mineral properties.

At December 31, 2021, leased mobile equipment at cost of $10,541 (December 31, 2020-$5,124) and accumulated depreciation of $2,992 (December 31, 2020-$1,062) was included with plant and equipment.

At December 31, 2021, the Company had provided $28,370 (December 31, 2020-$28,370) of security for reclamation bonding obligations by securing certain plant and equipment.

At December 31, 2021, the Company had $28,389 of contractual commitments (2020-$2,741) for expenditures on property, plant and equipment.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Red Chris Mine

Red Chris Development Company Ltd., a subsidiary of the Company, owns a 30% beneficial interest in the Red Chris copper/gold mine in northwest British Columbia. The Company and Newcrest formed a joint venture for the operation of Red Chris, with Newcrest Red Chris Mining Limited acting as operator. The property is comprised of the Red Chris Main claim group and the Red Chris South group, consisting of 77 mineral tenures (23,142 hectares). Five of these tenures are mining leases (5,141 hectares). Net smelter royalties between 1.0% to 2.0% are payable on production from the Red Chris mine.

On March 15, 2021, the Company acquired a 30% interest in the GJ Property for a payment of $3,038 to Newcrest Red Chris Mining Limited. The GJ Property consists of 87 mineral tenures (39,432 hectares).

Mount Polley Mine

The Mount Polley copper/gold mine in south-central British Columbia is owned by Mount Polley Mining Corporation, a wholly owned subsidiary of the Company. The property encompasses 23,369 hectares (including claims under option) consisting of seven mining leases (2,007 hectares) and 50 mineral claims (21,362 hectares). A production royalty is payable on ore mined from Mining Lease 933970 but no production occurred on this tenure in 2021. In October 2019, Mount Polley Mining Corporation optioned seven adjacent mineral tenures (3,331 hectares). Upon the exercising of the option on or before December 31, 2022, these claims will be subject to a production royalty payable on ore mined from the claims and milled in the Mount Polley processing plant.

Mount Polley mine operations were suspended in May 2019. The mine restart plan prepared in 2021 is being updated to include revised pit designs, results of recent drilling and current metal prices. The Company is actively seeking to secure financing to fund the restart of the mine.

Huckleberry Mine

The Huckleberry copper mine in west-central British Columbia is owned by Huckleberry Mines Ltd., a wholly owned subsidiary of the Company. The property encompasses 25,767 hectares, consisting of two mining leases (2,422 hectares) and 49 mineral claims (23,345 hectares).

Huckleberry mine operations were suspended in August 2016. The mine remains on care and maintenance status until the economics of mining and COVID-19 restrictions improve.

Other Exploration Properties

In July 2021, the Company acquired 100% interest in the Ruddock Creek high grade zinc-lead project by purchasing the remaining 54.72% interest previously held by its joint venture partners.

As at December 31, 2021 the Company reversed a previously recognized impairment charge of $4,157 in relation to Giant Copper project. This reversal resulted from a positive change in the estimates used to determine the recoverable amount as new information on fair value became available subsequent to the reporting period (Note 21).

As at December 31, 2021 the Company dropped 3 mineral tenure and written down related exploration and evaluation assets in amount of $523.

Imperial has a portfolio of 20 greenfield exploration properties consisting largely in British Columbia. These properties have defined areas of mineralization and clear exploration potential.

Impairment Analysis of Mineral Properties

In accordance with its accounting policies and processes, each asset or cash-generating unit (“CGU”) is evaluated to determine whether there are any indications of impairment or impairment reversal. If any such indications of impairment exist, a formal estimate of the recoverable amount is performed.

Based on the Company’s assessment with respect to possible indicators of either impairment or reversal of previous impairments to its mineral properties, including the impact of COVID-19 on the operations and the prevailing market metals prices, the Company concluded that as of December 31, 2021, an impairment indicator of mineral properties exists and performed an impairment analysis. As the recoverable amounts exceeded the carrying values, no impairment was recorded.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

5.	TRADE AND OTHER RECEIVABLES

	December 31 2021	December 31 2020
Trade receivables	$4,244	$3,834
Tax credit receivable	4,643	2,134
	$8,887	$5,968

6.	OTHER ASSETS

	December 31 2021	December 31 2020
Future site reclamation deposits	$14,388	$14,359
Non-current inventory – ore stockpile	12,609	9,873
Non-current inventory – supplies	11,065	20,948
Other	25	50
	$38,087	$45,230

7.	CREDIT FACILITY

The Company has the following debt facilities:

Promissory Note

On March 10, 2021, the Company entered into an unsecured $10,000 promissory note financing (“Note”) with an affiliate of its major shareholder. The Note matures on April 1, 2022, and bears interest of 8.0% per annum. The Note was fully repaid on June 28, 2021, prior to its maturity date.

Credit Facility

At December 31, 2021, a credit facility aggregating $75,000 (December 31, 2020-$50,000) is in effect until expiry on October 9, 2022. The facility is secured by shares of all material subsidiaries and a floating charge on certain assets of the Company. The increase in the credit facility in 2021 in the amount of $25,000 is guaranteed by a related party. The Company paid an arrangement fee of $125 in relation to the $25,000 guarantee and a standby fee on the $25,000 guarantee payable monthly at a rate of 2.0% per annum. By virtue of the $25,000 guarantee, any funds borrowed under this portion of the credit facility bears an interest rate of 4.0% compared to the rate of 3.5% under the base $50,000 portion of the credit facility.

A total of $68,546 (December 31, 2020-$38,478) has been utilized, that consists of bankers acceptances in amount of $29,500 and $39,046 for letters of credit pledged for settlement of future site reclamation provisions and other obligations.

8.	FINANCE LEASES AND EQUIPMENT LOANS

Amounts due for non-current debt are:

		December 31 2021	December 31 2020
Equipment loans	(a)	$29	$78
Equipment leases	(b)	5,446	2,344
		5,475	2,422
Less portion due within one year		(2,896)	(840)
		$2,579	$1,582

Equipment Loans

The outstanding amount of equipment loans is $29 (December 31, 2020-$78) at a weighted average interest rate of 4.30% with monthly payments of $4. All equipment loans are secured by the financed equipment.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Equipment Leases

The outstanding amount of equipment leases is $5,446 (December 31, 2020-$2,344) at weighted average interest rate of 3.36% with monthly payments of $159.

Contractual Lease Payments	December 31 2021	December 31 2020
Due in less than one year	$2,925	$960
Due in one to three years	2,722	1,520
Total undiscounted lease liabilities, end of year	$5,647	$2,480

9.	FUTURE SITE RECLAMATION PROVISIONS

The Company has recognized provisions for future site reclamation at its Red Chris, Mount Polley, Huckleberry, Ruddock Creek and Catface properties. Although the ultimate amounts of the future site reclamation provisions are uncertain, the provision of these obligations is based on information currently available, including closure plans and applicable regulations. Significant closure activities include land rehabilitation, water treatment, demolition of facilities, monitoring and other costs.

The total undiscounted amount of estimated cash flows required to settle the Company’s estimated future closure and decommissioning costs is $240,524 (December 31, 2020-$234,531). The estimated future cash flows were then inflated using inflation rates between 1.5% and 2.0% (December 31, 2020-1%). The total provision for closure and decommissioning costs is calculated using discount rates between 1.76% to 3.76% (December 31, 2020-2.24% to 3.24%). Obligations in the amount of $121,609 are expected to be settled in the years 2022 through 2051.

	2021	2020
Balance, beginning of year	$127,828	$115,187
Accretion	3,110	2,764
Change in estimates of future costs and discount rate	16,409	9,903
Increase (Dilution) in Ruddock Creek project	275	(26)
Balance, end of year	$147,622	$127,828

The amount and timing of closure plans for the mineral properties will vary depending on a number of factors including exploration success and alternative mining plans.

10.	SHARE CAPITAL

(i)	Share Capital

Authorized
50,000,000	First Preferred shares without par value with special rights and restrictions to be determined by the directors, of which 3,100,000 have been designated as “Series A First Preferred shares” (issued and outstanding – Nil)

50,000,000	Second Preferred shares without par value with rights and restrictions to be determined by the directors (issued and outstanding – Nil)

An unlimited number of Common Shares without par value

On June 25, 2021, the Company completed a rights offering transaction and issued 12,853,267 common shares at $4.70 per share for gross proceeds of $60,410 and incurred transaction cost of $278.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

(ii)	Share Option Plans

Under the Share Option Plans, options not exceeding 10% of the issued common shares of the Company, may be granted to its directors, officers and employees. As at December 31, 2021, a total of 11,876,969 common share options had remained available for grant under the plans. Under the plans, the exercise price of each option cannot be greater than the market price of the Company’s shares on the date of grant and an option’s maximum term is 10 years. Options are granted from time to time by the Board of Directors and vest over a three or five year period.

During the year ended December 31, 2021, the Company granted nil stock options (2020 – 1,305,000) at a weighted average exercise price of $nil (2020 - $2.00). The weighted average fair value for the options granted in the year ended December 31, 2020 was $0.99 per option, which was estimated at the date of the grant using the Black-Scholes option pricing model using the following weighted average assumptions: risk-free interest rate – 0.40%; expected dividend yield - $nil; expected stock price volatility – 71.82%; expected option life - 5 years; and, estimated forfeiture rate – 5.00%.

Movements in Share Options

The changes in share options were as follows:

	2021		2020
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,345,000	$4.60	1,996,000	$9.62
Granted	-	$-	1,305,000	$2.00
Exercised	(48,750)	$2.00	-	$-
Forfeited	(7,500)	$2.00	-	$-
Cancelled	(24,000)	$8.00	(6,000)	$8.00
Expired	(2,500)	$2.00	(950,000)	$11.55
Outstanding at end of year	2,262,250	$4.63	2,345,000	$4.60
Options exercisable at end of year	1,278,000	$6.62	1,014,000	$7.91

The following table summarizes information about the Company’s share options outstanding at December 31, 2021:

	Options Outstanding		Options Exercisable
Exercise Prices	Options Outstanding	Remaining Contractual Life in Years	Options Outstanding & Exercisable	Remaining Contractual Life in Years
$2.00	1,246,250	3.33	275,000	3.33
$5.75	65,000	6.00	52,000	6.00
$8.00	951,000	3.93	951,000	3.93
	2,262,250	3.66	1,278,000	3.89

11.	COST OF SALES

	2021	2020
Operating expenses	$85,609	$92,291
Depletion and depreciation	37,553	35,179
	$123,162	$127,470

Included in cost of sales for the year ended December 31, 2021 is $133 of impairment charge (year ended December 31, 2020 - $1,158) in relation to concentrate, stockpile and supplies inventory.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

12.	OTHER FINANCE LOSS

	2021	2020
Accretion of future site reclamation provisions	$(3,110)	$(2,764)
Foreign exchange gain (loss)	177	(557)
Fair value adjustment to marketable securities	(49)	91
	(2,982)	(3,230)
Interest income	383	758
Other finance loss	$(2,599)	$(2,472)

13.	SUPPLEMENTAL CASH FLOW INFORMATION

Net change in non-cash operating working capital balances:

	2021	2020
Trade and other receivables	$(410)	$31
Inventory	(6,376)	1,255
Prepaid expenses and deposits	(763)	129
Trade and other payables	13,589	(5,726)
Income and mining tax payable	727	352
Deferred trade payables	-	(5,329)
Provision for rehabilitation costs	(584)	(1,014)
	$6,183	$(10,302)

14.	INCOME AND MINING TAX RECOVERY

The reported income tax provision differs from the amounts computed by applying the Canadian federal and provincial statutory rates to the loss before income taxes due to the following reasons:

	2021		2020
	Amount	%	Amount	%
Loss before taxes	$(30,622)	100.0	$(8,866)	100.0
Tax recovery thereon at statutory rates	(8,268)	(27.0)	(2,394)	(27.0)
Decrease (increase) resulting from:
Non-deductible share based compensation	109	0.4	196	2.2
Revisions to prior year estimates, including change in valuation allowance	4,925	16.1	(3,741)	(42.2)
B.C. mineral tax	(1,319)	(4.3)	1,962	22.1
Other	1	-	3	-
Income and mining tax recovery	$(4,552)	(14.9)	$(3,974)	(44.8)
Current income and mining tax expense	$727		$352
Deferred income and mining tax recovery	(5,279)		(4,326)
	$(4,552)		$(3,974)

	December 31 2021	December 31 2020
Deferred income and mining tax assets	$10,039	$11,230
Deferred income and mining tax liabilities	(180,489)	(187,035)
Net deferred income and mining tax liabilities	$(170,450)	$(175,805)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

	December 31 2021	December 31 2020
Deferred income and mining tax assets and (liabilities)
Mineral properties	$(213,049)	$(209,162))
Mineral properties – mineral tax	(24,723)	(26,586)
Net operating tax losses carried forward(1)	63,213	55,912
Other	4,109	4,031
Net deferred income and mining tax liabilities	$(170,450)	$(175,805)

 (1) The Company believes that it is probable that the results of future operations will generate sufficient taxable income to realize the above noted deferred income tax assets.

At December 31, 2021, the Company had net operating tax loss carry forwards in Canada of $254,816 which can be applied to reduce future Canadian taxable income and will expire between 2026 and 2041. In addition, the Company had net operating tax loss carry forwards in the United States of US$20,653 which can be applied to reduce future US taxable income and will expire between 2030 to 2036.

The Company had the following tax effected temporary differences and tax effected unused tax losses at December 31, 2021 in respect of which no deferred tax asset has been recognized:

	Mineral Properties & Other	Tax Losses	Total
Expiry 2026 and beyond	$-	$14,678	$14,678
No expiry date	38,621	8,866	47,487
	$38,621	$23,544	$62,165

15.	LOSS PER SHARE

Basic loss per share is calculated by dividing the net loss for the year by the weighted average number of ordinary shares outstanding during the year. The basic and diluted loss per share are the same as there are no instruments that have a dilutive effect on loss.

	2021	2020
Net Loss	$(26,070)	$(4,892)
Weighted-average number of common shares outstanding	135,223,279	128,490,174
Basic and diluted loss per common share	$(0.19)	$(0.04)

The following common shares that may be issued in relation to the following items have been excluded from the calculation of diluted loss per common share as the result would be anti-dilutive:

	2021	2020
Stock options	2,262,250	2,345,000

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

16.	RELATED PARTY TRANSACTIONS AND COMPENSATION TO DIRECTORS AND KEY MANAGEMENT PERSONNEL

The consolidated financial statements include the financial statements of Imperial Metals Corporation and its subsidiaries and joint ventures listed in the following tables:

		% Equity Interest
Subsidiaries	Incorporation	2021	2020
416898 BC Ltd.	Canada	100%	100%
Bethlehem Resources Corporation	Canada	100%	100%
Catface Copper Mines Limited	Canada	100%	100%
CAT-Gold Corporation	Canada	100%	100%
Goldstream Mining Corporation	Canada	100%	100%
HML Mining Inc.	Canada	100%	100%
High G Minerals Corporation	Canada	100%	100%
Highway 37 Power Corp.	Canada	100%	100%
Huckleberry Mines Ltd.	Canada	100%	100%
Mount Polley Mining Corporation	Canada	100%	100%
Princeton Exploration Ltd.	Canada	100%	100%
Red Chris Development Company Ltd.	Canada	100%	100%
Ruddock Creek Mining Corporation	Canada	100%	100%
Selkirk Metals Corp.	Canada	100%	100%
Sterling Gold Mining Corporation	USA	100%	100%

		% Interest in JV
Joint Ventures (Unincorporated)		2021	2020
Red Chris Joint Venture	Canada	30%	30%
Ruddock Creek Joint Venture(1)	Canada	n/a	45.3%

(1)	Ruddock Creek Joint Venture represented joint operations with shared control until the Company acquired in 2021 100% interest and dissolved the Ruddock Creek Joint Venture (Note 4).

Related Party Transactions

Related party transactions with a joint venture, a significant shareholder, companies controlled by a significant shareholder, companies in which directors are owners, and with the Company’s directors and officers are as follows:

Statement of Loss	2021	2020
Equipment rental revenue from Red Chris Joint Venture	$970	$1,566
Credit facility arrangement guarantee and standby fee	$209	$-
Interest expense	$241	$-

The Company incurred the above transactions and balances in the normal course of operations.

Compensation of Directors and Key Management Personnel

The remuneration of the Company’s directors and other key management personnel are as follows:

	2021	2020
Short term benefits(1)	$1,784	$1,486
Share based payments(2)	$-	$518

(1)	Short term employee benefits include salaries, estimated bonuses payable within the year of the Statement of Financial Position date and other annual employee benefits.

(2)	Share based payments are the fair value of options granted in the year to directors and other key management personnel.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

17.	REPORTABLE SEGMENTED INFORMATION

The Company operates primarily in Canada. All of the Company’s assets are located in Canada, except for assets in relation to Sterling mine totaling $6,448 as December 31, 2021 (December 31, 2020-$6,477) which are located in the USA. The Company’s reportable segments reflect the internal reporting used by the Company’s management to report to the chief operating decision maker.

Reportable Segments	December 31, 2021
	Red Chris	Mount Polley	Huckleberry	Corporate and Others	Total
Reportable segmented revenues	$132,618	$295	$1,064	$2,521	$136,498
Less inter-segment revenues	-	(89)	(319)	(2,499)	(2,907)
Revenues from external sources	$132,618	$206	$745	$22	$133,591
Depletion and depreciation	$36,913	$2,783	$1,229	$28	$40,953
Interest expense and other finance loss	$(819)	$(1,557)	$(1,363)	$(357)	$(4,096)
Net income (loss)	$7,568	$(23,451)	$(4,856)	$(5,331)	$(26,070)
Capital expenditures	$99,508	$3,965	$2,150	$2,961	$108,584
Total assets	$740,112	$152,339	$242,934	$50,956	$1,186,341
Total liabilities	$244,621	$64,954	$82,090	$31,580	$423,245

Reportable Segments	December 31, 2020
	Red Chris	Mount Polley	Huckleberry	Corporate and Others	Total
Reportable segmented revenues	$146,292	$492	$1,614	$1,654	$150,052
Less inter-segment revenues	-	(79)	(484)	(1,392)	(1,955)
Revenues from external sources	$146,292	$413	$1,130	$262	$148,097
Depletion and depreciation	$34,581	$4,517	$1,163	$27	$40,288
Interest (expense) and other finance (loss) income	$(569)	$(1,527)	$(1,465)	$(269)	$(3,830)
Net income (loss)	$15,709	$(6,625)	$(11,748)	$(2,228)	$(4,892)
Capital expenditures	$73,243	$939	$903	$(1,431)	$73,654
Total assets	$644,102	$146,767	$242,628	$57,824	$1,091,321
Total liabilities	$222,079	$53,709	$82,880	$4,170	$362,838

Customers by Geographic Area

	2021	2020
Switzerland	$43,790	$79,258
Singapore	31,890	35,657
China	56,938	23,527
Australia	-	7,850
Canada	973	1,805
	$133,591	$148,097

In the year ended December 31, 2021, the Company had 4 principal customers individually accounting for more than 10% each for a total 79% of revenues: 24%, 22%, 19%, and 14% (December 31, 2020 – 4 principal customers accounting for 78% of revenues: 24%, 20%, 18%, and 16%).

The Company’s principal product is copper concentrate (contains copper, gold, and silver) which is sold at prices quoted on the London Metals Exchange and London Bullion Market Association, London gold price. All concentrate production is sold to third party traders and smelters.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Revenue by Major Product and Service

	2021	2020
Copper	$94,950	$93,921
Gold	36,098	51,313
Silver	1,570	1,058
Other	973	1,805
	$133,591	$148,097

18.	FINANCIAL INSTRUMENTS, INTEREST RATE AND CREDIT RISK

During the year, the Company examined the various financial instrument risks to which it is exposed and assessed the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, market risk and other price risks. Where material, these risks are reviewed and monitored by the Board of Directors.

Capital Risk Management

The Company manages its capital to ensure that it will be able to continue as a going concern while maximizing the return to stakeholders through the optimization of the debt and equity balance. The capital structure of the Company consists of equity comprised of share capital, contributed surplus, currency translation adjustment and retained earnings.

Credit Risk

The Company’s credit risk is limited to cash, trade and other receivables, and future site reclamation deposits in the ordinary course of business. The credit risk of cash and future site reclamation deposits is mitigated by placing funds in financial institutions with high credit quality.

The Company’s maximum exposure to credit risk is as follows:

	2021	2020
Cash	$33,308	$34,019
Marketable securities	81	130
Trade receivables	8,887	5,968
Future site reclamation deposits	14,388	14,359
	$56,664	$54,476

Liquidity Risk

The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis and its planned capital expenditures. The Company ensures that in addition to cash balances there are sufficient committed credit facilities, including the advance payment facilities with its customers, to provide cash necessary to meet projected cash requirements.

The Company holds investments in mineral and exploration properties. While these may be convertible to cash they are not considered when assessing the Company’s liquidity as they are part of the risk management program of the Company, long-term strategic holdings, or are only convertible to cash over a longer time horizon if realizable values exceed management’s assessment of fair value, respectively.

Cash balances on hand, the projected cash flow and the available credit facility, are expected to be sufficient to fund the Company’s obligations as they come. However, there are inherent risks related to the operation of the Company’s mines which could require additional sources of financing.

Liquidity risk is also impacted by credit risk, although the Company considers this risk low.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

Currency Risk

Financial instruments that impact the Company’s net loss and comprehensive loss due to currency fluctuations include US dollar denominated cash, trade, and other accounts receivable, reclamation deposits, trade and other payables and debt. If the US dollar had been 10% higher/lower and all other variables were held constant, net loss and comprehensive loss for the year ended December 31, 2021 would have been higher/lower by $523.

Interest Rate Risk

The Company is exposed to interest rate risk on its credit facilities (Note 7). The Company monitors its exposure to interest rates and is comfortable with its current exposure. The Company has not entered into any derivative contracts to manage this risk. If interest rates had been 100 basis points higher/lower on the Company’s floating rate debt and all other variables were held constant, the amount of interest expense in the year ended December 31, 2021 would have increased/decreased by $685.

Provisionally Priced Revenues

As a result of the provisional pricing terms in its sales contracts, the Company is exposed to commodity price risk until final pricing is determined. Therefore, revenues in subsequent periods will be adjusted for any changes to provisionally priced accounts receivables outstanding at period end. Final pricing is usually four to five months after the date of shipment and therefore changes in metal prices may have a material impact on the final revenue.

Provisionally priced revenues is comprised of the following:

	December 31 2021		December 31 2020
	Provisional lb/oz	Provisional Price per lb/oz	Provisional lb/oz	Provisional Price per lb/oz
	000’s	US$	000’s	US$
Copper	3,798.3	$4.42	5,884.7	$3.52
Gold	2.4	$1,806	2.9	$1,894

The following tables summarize the realized and unrealized gains (losses) on provisionally priced sales:

	2021			2020
	Copper	Gold & Silver	Total	Copper	Gold & Silver	Total
Realized	$3,532	$(545)	$2,987	$996	$1,351	$2,347
Unrealized	(186)	(58)	(244)	4,148	664	4,812
Total	$3,346	$(603)	$2,743	$5,144	$2,015	$7,159

Fair Value Estimation

The fair value of financial instruments traded in active markets (such as marketable securities) is based on quoted market prices at the statement of financial position date. The quoted market price used for financial assets held by the Company is the current bid price. The fair value of derivative instrument assets and liabilities are determined by the counterparties using standard valuation techniques for these derivative instruments. The carrying value less impairment provision, if necessary, of trade and other receivables and trade and other payables are assumed to approximate their fair values.

IFRS 13 Fair Value Measurement requires disclosures about the inputs to fair value measurement, including their classifications within a hierarchy that prioritizes the inputs to fair value measurement. The three levels of the fair value hierarchy are:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities; and

Level 2 – inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and

Level 3 – inputs that are not based on observable market data.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Year Ended December 31, 2021 and 2020

expressed in thousands of Canadian dollars, except share and per share amounts

The fair value of the Company’s financial instruments has been classified within the fair value hierarchy at December 31, 2021 as follows:

Financial Assets	Level 1	Level 2	Total
Cash	$33,308	$-	$33,308
Marketable securities	81	-	81
Provisionally priced accounts receivables	-	2,350	2,350
Future site reclamation deposits	14,388	-	14,388
	$47,777	$2,350	$50,127

19.	COMMITMENTS AND PLEDGES

a)	At December 31, 2021, the Company has pledged the following assets for settlement of future site reclamation provisions:

Future site reclamation deposits included with other assets (Note 6)	$14,388
Mineral property, plant and equipment	28,370
Other assets secured by Letters of Credit (Note 7)	34,390
$77,148

b)	At December 31, 2021, the Company had commitments of $28,389 for expenditures on mineral properties.

20.	CONTINGENT LIABILITIES

The Company is from time to time involved in various claims and legal proceedings arising in the conduct of its business.

During the third quarter of 2014, a securities class action under section 138 of the Ontario Securities Act was filed against the Company and certain of its directors, officers and others. On September 23, 2020, the Ontario Superior Court denied leave to proceed with this claim. The Plaintiff’s appeal of this decision was partially successful with the action being returned to the Ontario Superior Court for reconsideration of the leave application.

The Company is of the view that the allegations contained in the claim are without merit and are unlikely to succeed.

The Company prevailed at the arbitration of a claim filed by a contractor for additional compensation owed for work previously carried out. The arbitrator ruled that no further amounts are owed and that the contractor had overbilled the Company in an amount exceeding $2,000. The contractor has appealed the ruling.

The Company was partially successful in its action against its insurance underwriters to recover business interruption losses incurred at the Mount Polley mine. The insurance company has filed an appeal.

21.	SUBSEQUENT EVENTS

Subsequent to December 31, 2021 the Company:

a)	Increased its existing Credit Facility from $75,000 to $100,000 (Note 7). This additional increase of $25,000 in the facility is guaranteed by a related party.

b)	Reached an agreement with the Province of British Columbia for the surrender of Giant Copper mineral claims located 37km east of Hope, BC, Canada. The Company received $24,000 as a consideration that covers all prior investments in the Giant Copper claim area.

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